Exhibit 10(a)17

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

THE SOUTHERN COMPANY

The following are the annual base salaries, effective March 1, 2012, of the Chief Executive Officer and Chief Financial Officer of The Southern Company (the “Company”) and certain other executive officers of the Company who served during 2011.

Thomas A. Fanning Chairman, President and Chief Executive Officer	$1,125,000
Art P. Beattie Executive Vice President and Chief Financial Officer	$628,732
G. Edison Holland, Jr. Executive Vice President and General Counsel	$639,346
Charles D. McCrary Executive Vice President of the Company, President and Chief Executive Officer of Alabama Power Company	$781,369
W. Paul Bowers Executive Vice President of the Company, President and Chief Executive Officer of Georgia Power Company	$743,585